Exhibit 99.1

American Public Education Announces CEO Transition

Angela Selden Appointed Chief Executive Officer

Dr. Wallace Boston to Remain President of American Public University System

CHARLES TOWN, W.Va., Aug. 22, 2019 /PRNewswire/ -- American Public Education, Inc. (Nasdaq: APEI) – parent company of online learning provider American Public University System (APUS) and campus-based Hondros College of Nursing (HCN) – announced today that its Board of Directors named Angela Selden as the Company's next chief executive officer effective September 23, 2019. Ms. Selden was also appointed to the Board of Directors of APEI effective September 23, 2019. Dr. Wallace Boston, currently President of APUS and Chief Executive Officer of APEI, will continue to serve as President of APUS until his expected retirement in June 2020.

"On behalf of the Board of Directors, I am delighted to welcome Angela Selden to APEI as our new CEO," said Major General (Retired) Barbara G. Fast, chair of the APEI board of directors. "We completed an extensive CEO search to identify the right leader for our future, consistent with our stated objective of separating the roles of APEI CEO and APUS President. We are also fortunate that Dr. Wally Boston will remain as President of APUS through June 2020, to lead APUS and work together with Angie to provide a seamless transition for APEI. Wally is the standard bearer for leading and operating with integrity, and we are grateful for his 15 year tenure as CEO and President. Wally has not only shown an unwavering commitment to APEI, but has helped define the direction of online post-secondary education. His leadership, vision, and commitment to innovation ushered in a significant period of growth in our history and provided the platform for our bright future."

"Angie is the right choice to build on this strong foundation. She has a track record of driving growth in both private equity-backed and large publicly traded environments and in executing large-scale business transformation programs. Her experience in delivering workforce solutions to enterprise customers positions her well to help catalyze APEI's ability to respond to the opportunities that arise from the needs of a changing workforce. In Angie we selected a leader who will continue our focus on strengthening our core businesses, while also advancing our future and preparing APEI to deliver sustainable, long-term growth."

Incoming CEO, Angela Selden said, "This is an important time for APEI and for the advancement of skills for adult learners. What a tremendous opportunity to build upon the strong foundation that Wally and the team have built. I share the Board's desire to pursue growth by leveraging technology, workforce education and training, and business-to-business partnerships. I look forward to working with the Board, Wally and the APUS Board of Trustees, the management team, and the entire organization to define and execute a strategy that delivers sustainable, long-term value, while also building upon our legacy of high-quality, affordable, and flexible higher education."

Dr. Wallace Boston added, "It has been an honor to serve APUS and APEI and to spearhead innovation in online higher education and I look forward to continuing to uphold our mission of educating those who serve. Angie is a dynamic leader--she brings nearly three decades of extensive, executive experience and she has my full support. I look forward to the next stage of growth for both APUS and APEI."

Background on Angela Selden

Angela Selden brings more than 30 years of experience in technology and technology enabled-services, both within private-equity and publicly traded environments, and has deep experience executing business transformation initiatives for Fortune 500 clients. She is currently CEO and board member of DIGARC, a leading education technology provider to higher ed institutions. Previous roles include CEO of Workforce Insight, a global, strategic workforce consulting, analytics and services company serving Fortune 100 clients, CEO and Executive Co-Chairman of Arise Virtual Solutions, a virtual workforce solutions outsourcer, and interim CEO of Skybridge Americas, a global contact center and provider of fulfillment solutions. Ms. Selden serves on the University of St. Thomas, Opus College of Business Strategic Board of Governors and was honored as the University's Entrepreneur of the Year for 2012. Ms. Selden currently serves as Chairman of DinerIQ and as a board member of TalentWave. Earlier in her career, Ms. Selden spent 18 years at Accenture, including serving as the Managing Partner, leading the North American Consumer and Industrial Products group to significant growth.

Ms. Selden graduated from the University of St. Thomas, St. Paul, MN with a Bachelor of Arts in both Accounting and Computer Science.

About American Public Education

American Public Education, Inc. (Nasdaq: APEI) is a leading provider of higher learning dedicated to preparing students all over the world for excellence in service, leadership and achievement. The Company offers respected, innovative and affordable academic programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System and National Education Seminars Inc., which we refer to in this press release as Hondros College of Nursing. Together, these institutions serve more than 80,000 adult learners worldwide and offer more than 200 degree and certificate programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts. For additional information, please visit www.apei.com.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate," "believe," "seek," "could," "estimate," "expect," "intend," "may," "should," "will," "continue," "future" and "would." These forward-looking statements include, without limitation, statements regarding the changing workforce and industry and opportunities that may result, expected growth and ability to deliver sustainable long-term growth, plans with respect to the timing of the Chief Executive Officer transition and Dr. Boston's retirement and with respect to recent, current, and future initiatives, strategies, and partnerships. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, Quarterly Report on Form 10-Q for the period ended June 30, 2019, and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

CONTACT: Media Contact, Brian Muys, Associate Vice President, Public Relations, American Public University System, 571-348-3145, bmuys@apus.edu; Investor contacts, Chris Symanoskie, IRC, Vice President, Investor Relations, American Public Education, Inc., 703-334-3880, csymanoskie@apei.com